Exhibit 99.1

DEAN FOODS ANNOUNCES SPIN-OFF OF THE WHITEWAVE FOODS COMPANY

DALLAS, May 1, 2013 – Dean Foods Company (“Dean Foods”) (NYSE: DF) announced today that its board of directors has approved the distribution of a portion of its remaining equity interest in The WhiteWave Foods Company (“WhiteWave”) (NYSE: WWAV) to Dean Foods stockholders and has determined the approximate distribution ratios, record date and distribution date for the spin-off.

The Dean Foods board of directors has authorized the distribution to Dean Foods stockholders of an aggregate of 47,686,000 shares of WhiteWave Class A common stock and 67,914,000 shares of WhiteWave Class B common stock on May 23, 2013, the distribution date, as a pro rata dividend on shares of Dean Foods common stock outstanding at the close of business on the record date of May 17, 2013. Based on the number of shares of Dean Foods common stock outstanding as of March 31, 2013, Dean Foods estimates that each share of Dean Foods common stock will receive approximately 0.256 shares of WhiteWave Class A common stock and approximately 0.364 shares of WhiteWave Class B common stock in the distribution. The actual distribution ratios for the WhiteWave Class A common stock and the WhiteWave Class B common stock to be distributed per share of Dean Foods common stock will be determined based on the number of shares of Dean Foods common stock outstanding on the record date.

“Following WhiteWave’s successful initial public offering last year, our Board’s action today puts the spin-off of WhiteWave in motion,” said Gregg Tanner, Chief Executive Officer and Director of Dean Foods. “The separation of WhiteWave from Dean Foods continues to unlock significant shareholder value and puts both companies on a path for future success in their respective businesses.”

Fractional shares of WhiteWave Class A common stock and WhiteWave Class B common stock will not be distributed to Dean Foods stockholders. Instead, the fractional shares of WhiteWave Class A common stock and WhiteWave Class B common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in the form of cash payments to Dean Foods stockholders who would otherwise receive WhiteWave fractional shares. The spin-off has been structured to qualify as a tax-free distribution to Dean Foods stockholders for U.S. federal tax purposes. Cash received in lieu of fractional shares will, however, be taxable. Dean Foods stockholders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the distribution.

Beginning on May 15, 2013, and continuing through the close of trading on the New York Stock Exchange (“NYSE”) on May 23, 2013, the distribution date, the following markets will exist in Dean Foods and WhiteWave common stock (each of which will be traded on the NYSE):

•	Dean Foods common stock “regular way” market (NYSE: DF): Shares of Dean Foods common stock that trade in the regular way market will trade with “due bills,” which are entitlements to shares of WhiteWave Class A common stock and WhiteWave Class B common stock to be distributed pursuant to the distribution. Any holders of shares of Dean Foods common stock who sell Dean Foods shares “regular way” between the record date and the distribution date will also be selling their right to receive WhiteWave shares.

•	Dean Foods common stock “ex-distribution/when issued” market (NYSE: DF WI): Shares of Dean Foods common stock that trade in the ex-distribution/when-issued market will trade without an entitlement to shares of WhiteWave Class A common stock and WhiteWave Class B common stock to be distributed pursuant to the distribution. If you own shares of Dean Foods common stock on the record date and sell those shares of Dean Foods common stock in the ex-distribution/when-issued market prior to or on the distribution date, you will still receive the shares of WhiteWave Class A common stock and WhiteWave Class B common stock that were to be distributed to you in respect of those shares of Dean Foods common stock.

•	WhiteWave Class A common stock “regular way” market (NYSE: WWAV): The regular way market is the same market for WhiteWave Class A common stock that has been in existence since WhiteWave completed its initial public offering of Class A common stock in October 2012.

•	WhiteWave Class A common stock “when-issued” market (NYSE: WWAV WI): The when-issued market for WhiteWave Class A common stock relates to the shares of WhiteWave Class A common stock that will be distributed to Dean Foods stockholders on the distribution date. Therefore, if you are entitled to receive shares of WhiteWave Class A common stock in the distribution, you may trade your entitlement to the shares of WhiteWave Class A common stock, without the shares of Dean Foods common stock you own, in the WhiteWave Class A common stock when-issued trading market.

•	WhiteWave Class B common stock “when-issued” market (NYSE: WWAV.B WI): The when-issued market for WhiteWave Class B common stock relates to the shares of WhiteWave Class B common stock that will be distributed to Dean Foods stockholders on the distribution date. Therefore, if you are entitled to receive shares of WhiteWave Class B common stock in the distribution, you may trade your entitlement to the shares of WhiteWave Class B common stock, without the shares of Dean Foods common stock you own, in the WhiteWave Class B common stock when-issued trading market.

All trades in the “regular way” markets will settle on the third trading day after the trade date. All trades in the “ex-distribution/when-issued” market and “when-issued” markets will settle on the fourth trading day after the distribution date, irrespective of the trade date. The due bills will settle on the third trading day after the distribution date.

WhiteWave Class A common stock currently trades on the NYSE under the symbol “WWAV”. Following the distribution date, WhiteWave Class B common stock will trade on the NYSE under the symbol “WWAV.B”.

The distribution of shares of WhiteWave Class A common stock and WhiteWave Class B common stock will be made in book entry form, and no physical share certificates of WhiteWave will be issued. An information statement describing the distribution will be mailed to Dean Foods stockholders following the record date. Dean Foods stockholders will not be required to pay cash or other consideration for the shares of WhiteWave Class A common stock and WhiteWave Class B common stock to be distributed to them or to surrender or exchange their shares of Dean Foods common stock to receive the distribution.

WhiteWave announced today that its board of directors has approved a reduction in the voting rights of WhiteWave Class B common stock that will become effective upon the distribution. At such time, each share of WhiteWave Class B common stock will be entitled to ten votes with respect to the election and removal of directors and one vote with respect to all other matters submitted to a vote of WhiteWave’s stockholders. Dean Foods has consented to the reduction in the voting rights of WhiteWave Class B common stock.

In anticipation of the distribution, Dean Foods has informed WhiteWave that, prior to the distribution, Dean Foods will provide notice to WhiteWave of the conversion of 82,086,000 shares of WhiteWave Class B common stock owned by Dean Foods into 82,086,000 shares of WhiteWave Class A common stock, of which 47,686,000 shares of WhiteWave Class A common stock will be distributed by Dean Foods in the spin-off and 34,400,000 shares of WhiteWave Class A common stock will be retained by Dean Foods following the distribution. Dean Foods expects the conversion to be effective at the close of business on the distribution date immediately prior to the distribution.

When the distribution is complete, Dean Foods will continue to own an interest in WhiteWave but will no longer own a controlling interest. Dean Foods expects to dispose of its retained shares of WhiteWave Class A common stock within 18 months of the distribution in one or more debt-for-equity exchanges or other tax-free dispositions.

J.P. Morgan is acting as financial advisor to Dean Foods in connection with the spin-off of The WhiteWave Foods Company.

Additionally, the Dean Foods board of directors today accepted the resignations of Gregg Engles as Chairman of the Board and Director and Stephen Green, Joseph Hardin, Jr. and Doreen Wright as Directors, effective as of the conclusion of the May 1, 2013 board of directors meeting at which the distribution was approved. In light of the resignations, the Dean Foods board of directors withdrew the nomination of Mr. Engles for re-election to the board of directors at the 2013 Annual Meeting of Stockholders of Dean Foods, and reduced the size of the board of directors from 12 members to eight members. Mr. Engles currently serves as Chairman and CEO of WhiteWave and will now turn his attention fully to his responsibilities at WhiteWave. Messrs. Green and Hardin and Ms. Wright currently serve as directors of WhiteWave. Mr. Tanner stated, “On behalf of the board of directors and the employees of Dean Foods, I want to thank Gregg Engles for all that he has done to build Dean Foods into the great company it is today. Over the last twenty years, Gregg has been the driving force behind efforts to reshape and modernize a centuries-old industry. His legacy will be felt and remembered for years to come. I also want to thank Steve, Joe and Doreen for their leadership and guidance as members of the Board.”

In addition, on May 1, 2013, Tom Davis was appointed to replace Mr. Engles as the Chairman of the Board of Dean Foods. Mr. Davis has served as an independent director of Dean Foods since 2001 and was serving as the Lead Director of the Dean Foods board of directors at the time of his appointment as Chairman. He has over 20 years of experience as an investment banker and the Dean Foods board of directors believes this experience brings invaluable strategic insight in the area of finance and will serve the Company well in his role as Chairman of the Board.

Dean Foods is also seeking stockholder approval to effect a reverse stock split of Dean Foods issued common stock by a ratio of not less than 1-for-2 and not more than 1-for-8, with the ratio and the implementation and timing of such reverse stock split to be determined in the discretion of the board of directors. The reverse stock split is conditioned upon completion of the distribution within the year prior to the effectiveness of the reverse stock split, as well as approval by Dean Foods stockholders.

ABOUT DEAN FOODS

Dean Foods is a leading food and beverage company in the United States. Dean Foods’ Fresh Dairy Direct segment is the nation’s largest processor and direct-to-store distributor of fluid milk marketed under more than 50 local and regional dairy brands and private labels. Fresh Dairy Direct also distributes ice cream, cultured products, juices, teas, bottled water and other products. Dean Foods also holds a majority interest in WhiteWave, which produces and sells an array of nationally and internationally branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products. WhiteWave’s brands—including Silk®, Horizon Organic®, International Delight®, and LAND O LAKES®—are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food and beverage products with the Alpro® soya and Provamel® brands. For more information about Dean Foods, visit www.deanfoods.com.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the spin-off and other dispositions of Dean Foods’ remaining ownership interest in The WhiteWave Foods Company, as well as the potential reverse stock split. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The disposition of Dean Foods’ remaining ownership interest in WhiteWave in one or more tax-free dispositions after the spin-off would be subject to various conditions, including the receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions, and Dean Foods’ maintenance of the private letter ruling from the Internal Revenue Service. The reverse stock split is subject to the existence of satisfactory market conditions, completion of the spin-off and Dean Foods stockholder approval. For other risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the “Risk Factors” section of Dean Foods’ most recent Annual Report on Form 10-K filed with the SEC. The forward-looking statements in this press release speak only as of the date of this release. Dean Foods expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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CONTACT: Corporate Communications, Liliana Esposito, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438